EXHIBIT "99.1"

NEWS RELEASE FOR IMMEDIATE RELEASE	Contact: Income Opportunity Realty Investors, Inc. Investor Relations Gene Bertcher (800) 400-6407 investor.relations@incomeopp-realty.com

Income Opportunity Realty Investors, Inc. Reports Third Quarter 2014 Results

DALLAS (November 10, 2014) Income Opportunity Realty lnvestors, Inc. (NYSE MKT: IOT), a Dallas-based real estate investment company, today reported results of operations for the third quarter ended September 30, 2014. IOT announced today that the Company reported net income applicable to common shares of $623,000 or $0.15 per diluted earnings per share for the period ended September 30, 2014, as compared to net income applicable to common shares of $625,000 or $0.15 per diluted earnings per share for the same period ended 2013.

Our primary business is investing in real estate and mortgage receivables. Land held for development or sale is our sole operating segment and as of September 30, 2014, our land consisted of approximately 170 acres of contiguous land in the Mercer Crossing development located in Farmers Branch, Texas. The Mercer Crossing development is a 1,200 acre assembly of properties at the demographic center of the Dallas — Fort Worth Metroplex. Surrounded by three major highways and adjacent to current and figure public transportation systems, Mercer Crossing is in a prime location for future growth and development.

There was no income generated from the land segment for the three months ended September 30, 2014, nor for the prior period ended 2013, as we continue to hold the land for development or sale.

The principal source of revenue for the Company is interest income on over $25.4 million of note receivables due from related parties. Interest income for the three months ended September 30, 2014, was $1.2 million, representing a $0.2 million decrease as compared to the same period in the previous year mainly due to a decrease in the receivable amount.

Expenses were lower for the three months ended September 30, 2014, as compared to the same period in the previous year. The largest decrease was in the Mortgage and Loan Interest expense category which was $176,000 for the current period, representing a decrease of $121,000. This decrease was due to the Mercer/Travelers land $27.7 million mortgage note buyout in December 2013 that was replaced with a new note with a principal balance of $12.4 million.

Operating expenses and General and Administrative expenses were both lower in the current period primarily due to a decrease in legal fees and professional fees.

About Income Opportunity Realty Investors, Inc

Income Opportunity Realty Investors, Inc., a Dallas-based real estate investment company, holds a portfolio of equity real estate in Texas, including undeveloped land. The Company invests in real estate through direct equity ownership and partnerships. For more information, visit the Company's website at www.incomeopp-realty.com.

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)
	For the Three Months Ended		For the Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
	(dollars in thousands, except per share amounts)
Revenues:
Rental and other property revenues	$-	$-	$-	$-

Expenses:
Property operating expenses (including $13 and $13 for the three months and $37 and $36 for the nine months ended 2014 and 2013, respectively, from related parties)	13	49	42	72
General and administrative (including $61 and $60 for the three months and $181 and $178 for the nine months ended 2014 and 2013, respectively, from related parties)	143	192	422	536
Net income fee to related party	51	55	152	159
Advisory fee to related party	173	209	516	621
Total operating expenses	380	505	1,132	1,388
Net operating loss	(380)	(505)	(1,132)	(1,388)

Other income (expenses):
Interest income from related parties	1,179	1,427	3,547	4,251
Mortgage and loan interest	(176)	(297)	(538)	(879)
Total other income	1,003	1,130	3,009	3,372
Net income from continuing operations before tax	623	625	1,877	1,984
Income tax expense	-	-	-	(6)
Net income from continuing operations	623	625	1,877	1,978
Discontinued operations:
Net loss from discontinued operations	-	-	-	(18)
Gain (loss) on the sale of real estate from discontinued operations	-	-	-	-
Income tax benefit from discontinued operations	-	-	-	6
Net loss from discontinued operations	-	-	-	(12)
Net income	$623	$625	$1,877	$1,966

Earnings per share - basic
Net income from continuing operations	$0.15	$0.15	$0.45	$0.47
Net income from discontinued operations	-	-	-	-
Net income applicable to common shares	$0.15	$0.15	$0.45	$0.47

Earnings per share - diluted
Net income from continuing operations	$0.15	$0.15	$0.45	$0.47
Net income from discontinued operations	-	-	-	-
Net income applicable to common shares	$0.15	$0.15	$0.45	$0.47

Weighted average common shares used in computing earnings per share	4,168,214	4,168,214	4,168,214	4,168,214
Weighted average common shares used in computing diluted earnings per share	4,168,214	4,168,214	4,168,214	4,168,214

INCOME OPPORTUNITY REALTY INVESTORS, INC.
CONSOLIDATED BALANCE SHEETS
(unaudited)
	September 30,	December 31,
	2014	2013
	(dollars in thousands, except par value amount)
Assets
Real estate land holdings, at cost	$24,515	$24,511
Total real estate	24,515	24,511

Notes and interest receivable from related parties	26,691	30,693
Less allowance for doubtful accounts	(1,826)	(1,826)
Total notes and interest receivable	24,865	28,867

Cash and cash equivalents	3	3
Receivable and accrued interest from related parties	42,753	39,207
Other assets	1,260	1,225
Total assets	$93,396	$93,813

Liabilities and Shareholders’ Equity
Liabilities:
Notes and interest payable - related parties	$10,240	$12,357
Accounts payable and other liabilities	39	216
Total liabilities	10,279	12,573
Shareholders’ equity:
Common stock, $0.01 par value, authorized 10,000,000. issued 4,173,675 and outstanding 4,168,214 shares in 2014 and 2013	42	42
Treasury stock at cost, 5,461 shares in 2014 and 2013	(39)	(39)
Paid-in capital	61,955	61,955
Retained earnings	21,159	19,282
Total shareholders' equity	83,117	81,240
Total liabilities and shareholders' equity	$93,396	$93,813